For SEC Filing
                                                                  Purposes Only:
                                                                 Rule 424(b) (5)
                                                              File No. 333-01857




            Prospectus Supplement to Prospectus Dated March 28, 1996

                        SERVICE CORPORATION INTERNATIONAL

             Terms of 5% Convertible Debentures, Series AA, Due 2008



Title:                 5% Convertible Debentures, Series AA, due 2008
                       (the "Debentures").

Principal Amount:      $2,600,000 in aggregate principal amount of the
                       Debentures will be issued as consideration for property associated with Schuylkill Memorial Park, Inc.

Conversion Price:      $50.00 per share, subject to adjustment.

Conversion Date:       On or after November 18, 1999.

Maturity Date:         November 17, 2008.

Interest Rate:         5% per annum accruing from November 17, 1998.

Federal Tax Matters:   The applicable federal rate on long-term  indebtedness
                       for November 1998,  compounded  quarterly,  is 5.01% for
                       purposes of determining the original  issue  discount
                       applicable to the  Debentures  for federal income tax
                       purposes.  The  original  issue  discount  per  $1,000
                       principal  amount of the Debentures is zero.

Other Matters:         Payments of principal and interest on the Debentures are
                       subject to the Company's rights of set-off as provided in the agreement governing the acquisition.

                       The Date of this Supplement is November 12, 1998.